Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements of Watts Water Technologies, Inc. Nos. 333-32685; 33-37926; 33-69422; 33-64627; 333-105798; 333-108699; 333-115968; and 33-30377 on Form S-8 and Nos. 333-85862; and 333-124615 on Form S-3 of our reports dated March 1, 2006, with respect to the consolidated balance sheets of Watts Water Technologies, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Watts Water Technologies, Inc.

Our report dated March 1, 2006 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting contains an explanatory paragraph that states that Watts Water Technologies, Inc. acquired Dormont Manufacturing Company, Core Industries, Inc., Flexflow Tubing LLP, the water connector business of the Donald E. Savard Company, Microflex N.V., the water softener business of Alamo Water Refiners, Inc., Electro Controls Ltd., HF Scientific, Inc. and Sea Tech, Inc. during 2005 (collectively the 2005 acquisitions), and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, the 2005 acquisition’s internal control over financial reporting associated with consolidated total assets of $238 million and consolidated revenues of $30 million included in the consolidated financial statements of Watts Water Technologies, Inc. as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of Watts Water Technologies, Inc. also excluded an evaluation of the internal control over financial reporting of the 2005 acquisitions.

/s/ KPMG LLP

Boston, Massachusetts
March 1, 2006